Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

333-182721
811-06385

The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. A copy of such Statements are attached or are incorporated by reference in the N-SAR filing for the Registrant under Sub-Item 77Q1(a) and are incorporated by reference to Sub-Item 77I.